PNC BANK CORP. AND SUBSIDIARIES                                      EXHIBIT 11
CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER COMMON SHARE

Three months ended March 31 - in thousands, except per share data                                 1997         1996
---------------------------------------------------------------------------------------------------------------------
CALCULATION OF PRIMARY EARNINGS PER COMMON SHARE
Net income                                                                                    $266,309     $238,320
Less: Preferred dividends declared                                                               4,875          358
                                                                                            -------------------------
Net income applicable to primary earnings per common share                                    $261,434     $237,962
                                                                                            -------------------------

Weighted average shares of common stock outstanding                                            322,054      341,402
Weighted average common shares to be issued using average market price and assuming:
     Exercise of stock options                                                                   1,918        1,470
                                                                                            -------------------------
     Primary weighted average common shares outstanding                                        323,972      342,872
                                                                                            =========================

PRIMARY EARNINGS PER COMMON SHARE                                                                 $.81         $.69
                                                                                            =========================

CALCULATION OF FULLY DILUTED EARNINGS PER COMMON SHARE
Net income                                                                                    $266,309     $238,320
Add: Interest expense on convertible debentures (net of tax)                                       769          859
Less: Dividends declared on non-convertible preferred stock                                      4,537
                                                                                            -------------------------
Net income applicable to fully diluted earnings per common share                              $262,541     $239,179
                                                                                            -------------------------

Weighted average shares of common stock outstanding                                            322,054      341,402
Weighted average common shares to be issued using average market price or period-end market price, whichever is higher and assuming:
     Conversion of preferred stock Series A & B                                                    167          180
     Conversion of preferred stock Series C                                                        542          574
     Conversion of preferred stock Series D                                                        731          777
     Conversion of debentures                                                                    2,505        2,863
     Exercise of stock options                                                                   1,918        1,571
                                                                                            -------------------------
     Fully diluted weighted average common shares outstanding                                  327,917      347,367
                                                                                            =========================
FULLY DILUTED EARNINGS PER COMMON SHARE                                                           $.80         $.69
=====================================================================================================================